EXHIBIT 4.2

Amendment No. 1 to
A21, Inc.
2002 Directors, Officers And Consultants Stock Option,
Stock Warrant And Stock Award Plan

              Amendment No. 1 dated July 9, 2002, to the a21, INC. 2002 DIRECTORS, OFFICERS AND CONSULTANTS STOCK OPTION, STOCK WARRANT AND STOCK AWARD PLAN (the "Original Plan", and, as amended, the "Plan").

             WHEREAS, a Form S-8 Registering 223,236 shares (after giving effect to a reverse-stock split) of common stock, par value $.001 per share (the “Common Stock”), of a21, Inc., a Texas corporation formerly known as Saratoga Holdings I, Inc. (the “Company”) was filed with the Securities and Exchange Commission on April 25, 2002;

             WHEREAS, the Original Plan was adopted and approved by the sole director of the Company on April 29, 2002, and was approved by the shareholders of the Company on April 30, 2002, at a special meeting of the shareholders of the Company (the “Special Meeting”);

             WHEREAS, at the Special Meeting, the shareholders approved, among other things, the increase in the total number of shares authorized for issuance under the Plan from 223,236 shares (after giving effect to a reverse-stock split) of Common Stock to 3,000,000 shares (after giving effect to a reverse-stock split) of Common Stock.

             NOW THEREFORE, the Original Plan is hereby amended as follows:

1.    Title. The title of the Original Plan is hereby amended by deleting the title "Saratoga Holdings I, Inc. 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan" and inserting the title "a21, Inc. 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan" in lieu thereof.

2.    Section 1.

(a)	Section 1 of the Original Plan is hereby amended by deleting the first sentence thereof and inserting the following sentence in lieu thereof:

“The purpose of the a21, Inc. 2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan (“Plan”) is to maintain the ability of a21, Inc., a Texas corporation (the “Company”) and its subsidiaries to attract and retain highly qualified and experienced directors, officers, employees and consultants and to give such directors, officers, employees and consultants a continued proprietary interest in the success of the Company and its subsidiaries.”

(b)

Section 1 of the Original Plan is hereby amended by deleting the phrase “directors, employees and consultants” and the phrase “employees, consultants and directors” where they appear in Section 1 and inserting the phrase “directors, officers, employees and consultants” in lieu of each thereof.

3.    Section 3. The first sentence of Section 3 of the Original Plan is hereby amended by deleting the number “522,418” and inserting the phrase “3,000,000 (after giving effect to the reverse stock split effective May 2, 2002)” in lieu thereof.

4.    Section 3. The last three sentences of Section of the Original Plan are hereby deleted.

5.    Ratification. Except as specifically provided herein, nothing herein contained shall otherwise modify, reduce, amend or otherwise supplement the terms and provisions of the Original Plan, which shall remain in full force and effect in accordance with its terms.

6.    Governing Law. This Amendment No. 1 shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflicts of laws principles thereunder.

             IN WITNESS WHEREOF, this Amendment No. 1 has been adopted as of the date first above written.

a21, INC.

By: /s/ ALBERT PLEUS
Name: Albert Pleus
Title: Chairman and Secretary